UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


              Commission File Number: 000-49948


                 OSF Financial Services, Inc.
             -------------------------------------
     (Exact name of registrant as specified in its charter)


      2640 Fountainview                   77057
          Suite 139
         Houston TX
    ---------------------               ----------
    (Address of principal               (zip code)
     executive offices)

              Issuer's telephone number: 832.251.8500
          ------------------------------------------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  Common - Class A and B / Preferred Stock - Class A and B
 -----------------------------------------------------------
  (Title of each class of securities covered by this Form)


                            None
                        -----------
    (Titles of other class of securities for which a duty to file reports under section 13(a) or 15(d) remains

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)  [X]                Rule 12h-3(b)(l)(i)  [_]
Rule 12g-4(a)(l)(ii) [_]                Rule 12h-3(b)(l)(ii) [_]
Rule 12g-4(a)(2)(i)  [_]                Rule 12h-3(b)(2)(i)  [_]
Rule 12g-4(a)(2)(ii) [_]                Rule 12h-3(b)(2)(ii) [_]
Rule 15d-6 [_]

Approximate  number of holders of record as of the
certification or notice date:  160




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Pursuant to the requirements of the Securities Exchange Act of 1934, OSF FINANCIAL SERVICES, INC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                OSF FINANCIAL SERVICES, INC.
               ------------------------------

Date: September 30, 2002               By:  /s/ L. Broussard
                                           --------------------
                                          L. Broussard, President

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.









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